EXHIBIT 99.1

Acura Pharmaceuticals Submits Acurox(R) Briefing Package to FDA

Third Quarter FDA Meeting Scheduled

PALATINE, Ill., Aug. 6, 2009 (GLOBE NEWSWIRE) -- Acura Pharmaceuticals, Inc. (Nasdaq:ACUR) (Acura) announced today that we have submitted a briefing package to the U.S. Food and Drug Administration (FDA) addressing the issues raised in the FDA's June 30, 2009 Complete Response Letter ("CRL") related to the New Drug Application (NDA) for Acurox(R) (oxycodone HCl/niacin) Tablets. Acura and King Pharmaceuticals Research and Development, Inc (King) are scheduled to meet with the FDA in late third quarter 2009 to discuss the CRL and the briefing package.

Acurox(r) is an immediate release tablet with a proposed indication for the relief of moderate-to-severe pain. Acurox(R) incorporates Acura's Aversion(R) Technology and is intended to discourage product misuse and abuse. Acura and King, its exclusive licensee in the United States, Canada and Mexico, are developing Acurox(R) and three additional opioid analgesic products utilizing Aversion(R) Technology.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion(R) (abuse deterrent) Technology and related product candidates.

About Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). When used in this press release, the words "estimate," "project," "scheduled", "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements. Acura Pharmaceuticals, Inc. disclaims any intent or obligation to update these forward-looking statements, and claim the protection of the Safe Harbor for forward-looking statements contained in the Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These risk factors include, but are not limited to, expectations regarding the timing and outcome of the meeting with the FDA to discuss the CRL for Acurox(r) Tablets and Acura's briefing package; the adequacy of our briefing package to address the CRL submitted to the FDA; whether or when we are able to gain FDA approval of the Acurox(r) Tablets NDA; whether additional clinical studies will be required to support FDA approval of the Acurox(r) Tablets NDA; whether and when we may gain FDA approval of product labeling for the proposed indication, or for any label claims relating to the abuse deterrent features and benefits, of Acurox(r). Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30 2009, respectively, each of which is on file with the SEC.

CONTACT:  Acura Pharmaceuticals, Inc.
          Peter A. Clemens, CFO
          847-705-7709